Exhibit 99.2

VASCO Conference Call DigiNotar Acquisition

Dial-In Information

OAKBROOK TERRACE, Illinois and ZURICH, Switzerland – January 10, 2011 – VASCO Data Security International Inc. (Nasdaq: VDSI; www.vasco.com), a leading software security company specializing in strong authentication products, announced today that it will discuss its recent acquisition of DigiNotar B.V. on January 11, 2011.

On January 11, at 10.00 am EST/16:00 CET, VASCO will hold a conference call, which will be streamed on the VASCO website (www.vasco.com).

The dial-in telephone numbers for the conference call are:

Dial in – US Participants – 800-754-1366

Dial in – International Participants – 1 212-231-2906

Mr. T. Kendall Hunt, Chairman and CEO, Mr. Jan Valcke, President and COO and Mr. Cliff Bown, Executive Vice President and CFO of VASCO, will be available to answer analyst, investor and media questions.

About VASCO

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet security applications and transactions. VASCO has positioned itself as a global software company for Internet security serving a customer base of over 10,000 companies in more than 100 countries, including more than 1,500 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements: Statements made in this news release that relate to future plans, events or performances are forward-looking statements. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective” and “goal”, “possible”, “potential”, and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These risks, uncertainties and other factors have been described in greater detail in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including, demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. Reference is made to VASCO’s public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and its operations.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com